Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Trinity Industries, Inc.
Trinity Industries, Inc.	214/589-8909
214/631-4420

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Completes its Previously Announced $600 Million Acquisition of Meyer Steel Structures
DALLAS – August 18, 2014 – Trinity Industries, Inc. (NYSE:TRN) announced today that it has completed its previously announced agreement to acquire the assets of Meyer Steel Structures (“Meyer”), the utility steel structures division of Thomas & Betts Corporation, a member of the ABB Group. Established over 85 years ago, Meyer is one of North America’s leading providers of tubular steel structures for electricity transmission and distribution.

As previously disclosed, the purchase price was approximately $600 million, before transaction fees, and was funded entirely with cash on hand. Trinity will report revenue and earnings from Meyer within its Energy Equipment Group beginning with the third quarter 2014 financial results.

“We are pleased to complete this transaction which establishes for Trinity a market leadership position in the electric transmission structures industry,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “Meyer’s strong engineering reputation, manufacturing capabilities, and products with high steel content align well with Trinity’s existing competencies and offer opportunities to create additional value. The acquisition broadens Trinity’s product portfolio, aligns with our strategy of growing our presence in the energy and infrastructure markets, and supports our vision of being a premier, diversified industrial company. We look forward to a smooth integration of our companies and welcoming a new team of employees.”

Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns a variety of market-leading businesses which provide products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

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